Exhibit 99.1

Twitter Q1 2016 Shareholder Letter

SAN FRANCISCO, CALIFORNIA

April 26, 2016

Dear Shareholders,

We look forward to discussing our first quarter 2016 financial results with you at 2:00p.m. PT today. As a reminder, to have your questions considered during Q&A, Tweet your question to @TwitterIR using #TWTR or submit your question via Periscope. Thank you and we look forward to speaking with you soon.

OVERVIEW

Total revenue in the first quarter reached $595 million, up 36% year-over-year, with 30% adjusted EBITDA margin. We saw a return to sequential growth in monthly active usage, driven by seasonality and marketing initiatives. We also saw deepening engagement (likes, replies and Retweets) driven by a few important product launches, including the enhancements to the timeline and the Twitter-Periscope integration. We remain focused on disciplined execution to drive sustained audience growth over time.

Revenue came in at the low end of our guidance range because brand marketers did not increase spend as quickly as expected in the first quarter. We see a clear opportunity to increase our share of brand budgets over time. We have a strong product roadmap designed to tap into incremental brand-oriented online video budgets, and will deliver additional features for advertisers later this year — including more detailed demographic targeting and verification, and reach and frequency planning and purchasing.

•	Q1 revenue totaled $595 million, an increase of 36% year-over-year. Excluding the impact of year-over-year changes in foreign exchange rates, revenue would have increased 39%.
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Advertising revenue totaled $531 million, an increase of 37% year-over-year. Excluding the impact of year-over-year changes in foreign exchange rates, advertising revenue would have increased 39%. Mobile advertising revenue was 88% of total advertising revenue.

o	Data licensing and other revenue totaled $64 million, an increase of 34% year-over-year.
o	U.S. revenue totaled $390 million, an increase of 35% year-over-year.
o	International revenue totaled $204 million, an increase of 39% year-over-year. Excluding the impact of year-over-year changes in foreign exchange rates, international revenue would have increased 46%.
•	Q1 GAAP net loss of $80 million and non-GAAP net income of $103 million.
•	Q1 GAAP diluted EPS of ($0.12) and non-GAAP diluted EPS of $0.15.
•	Q1 adjusted EBITDA of $180 million, up 73% year-over-year, representing an adjusted EBITDA margin of 30%.
•	Average monthly active users (MAUs) were 310 million for Q1, up 3% year-over-year and compared to 305 million in the previous quarter.

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As a reminder, reported MAUs no longer include SMS Fast Followers. We will continue to employ strategies to grow and monetize SMS Fast Followers and will include them in our total audience count, as we make those disclosures.

•	Mobile MAUs represented 83% of total MAUs.

First Quarter 2016 Financial Summary

(In thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
GAAP Results
Revenue	$594,521	$435,939
Net loss	$(79,731)	$(162,442)
Diluted net loss per share	$(0.12)	$(0.25)
Non-GAAP Results
Adjusted EBITDA	$180,468	$104,053
Non-GAAP net income	$102,723	$46,508
Non-GAAP diluted net income per share	$0.15	$0.07

For additional information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

A top 2016 priority is to recruit phenomenal talent to Twitter. This year we have already welcomed two new leaders to our executive team. Along with our new CMO, Leslie Berland, we added Natalie Kerris as our Vice President of Communications, giving us two world-class executives for functions that show the world the value of Twitter. On our Board, we are thrilled that Hugh Johnston, Vice Chairman and CFO of PepsiCo, and Martha Lane Fox, a prolific technology entrepreneur and advocate, have joined our ranks. Both bring new perspective and valuable experience to our team. And this is just the start!

OUR SERVICE

As we outlined last quarter, we're focused on what Twitter does best: live. Twitter is live: live commentary, live connections, live conversations. Whether it’s breaking news, entertainment, sports, or everyday topics, hearing about and watching a live event unfold is the fastest way to understand the power of Twitter. Twitter has always been the place to see what's happening now and our continued investment in live will strengthen this position. By doing so, we believe we can build the planet’s best daily connected audience. A connected audience is one that watches together, and can talk with one another in real time.

This is our first quarterly update after laying out our long-term strategy and priorities. As a reminder, we have five priorities for the year: refining our core service, live-streaming video, creators and influencers, safety, and developers. Each is critical to strengthening our platform and audience around live. We made meaningful progress across each in Q1.

Refining our core service

Twitter is an iconic service and a globally recognized brand. We remain focused on continuously improving our service to make it fast, simple, and easy to use. Relentlessly refining Twitter will enable more people to get more out of Twitter faster.

The enhanced timeline we launched this quarter is a great step forward, improving both speed and relevance. For users with the new timeline, we’ve seen increases in Tweets, Retweets, replies, and likes, a sign that it improves people’s experience on Twitter. Although people can still opt out if they wish, the opt-out rate is extremely low (about 2%).

Additionally, improvements we made to follow recommendations in the signup flow have driven a significant increase in new follows (up approximately 48%) and mutual follows (up approximately 56%) on average across both iOS and Android, and early data suggests it has increased log in days on Android by roughly 2%. Over time, we believe this kind of deeper engagement can lead to more active usage and greater retention.

We also completely revamped our mobile logged-out experience to be more responsive and content-forward this quarter. The result has been an almost 1% growth in time on site from logged-out mobile users. Even more encouragingly, almost 3% more people graduate into an active logged-in state within 30 days of visiting. On desktop web, incorporating Moments on the logged-out homepage in the U.S., U.K., and Brazil has driven a more than 6% increase in visitor time on site for those users. These small changes can potentially amount to a big impact over time considering the scale of our logged-out audience.

We are also the best service in the world on which to have or see a public conversation — and then take it private. This aspect of our service is expanding nicely: the total number of unique Direct Messages (DMs) sent is up almost 50% year-over-year and Tweets shared via DM are up more than 75% quarter-over-quarter. We’ve made DMs richer this quarter with the addition of video and GIFs and we’re going to continue improving the experience.

And we’re not just refining the service for individuals, but for businesses as well. Every day, we see people and businesses talking to one another about products and services, and that’s something we want to make simpler. In February, we launched two great features to help businesses doing customer service on Twitter. The first, DM prompts in Tweets, makes it super easy for a business to reply to a public Tweet and move the conversation to a private DM. The second, Customer Feedback Cards, lets businesses survey customers about their experience right inside a DM conversation. The two products work best when they’re used in tandem: a business sees a complaint, addresses it over DM, and can see how satisfied their customer is with their solution, all right within Twitter. Businesses ranging in size from small local businesses to global companies like Apple are already using these tools today.

Live-streaming video

Live-streaming video is a strong complement to the live nature of Twitter, and it helps instantly show the value and power of Twitter. In the past, the conversation has happened on a separate screen from the event itself. What we’re doing now through live-streaming video, both in Twitter and Periscope, is bringing the event and the conversation together on a single surface.

Earlier this month, we expanded our three-year relationship with the National Football League to include streaming of 10 Thursday Night Football games as well as pre-game analysis shows, post-game highlight shows, and behind-the-scenes Periscope broadcasts next season. These games will be great for NFL fans already on Twitter. It will also show people who don’t already use Twitter that our service is the destination for live events and the conversations around them. We plan to expand our global offering of live sports, as well as live news, politics, and entertainment. For content producers and rights holders like the NFL, we offer the ability to reach a large global, mobile, and younger audience both on and off of Twitter, together with years of experience making money jointly with partners through our Amplify program. You should expect to see us working with other partners to bring these kinds of joint experiences to life on Twitter.

Periscope is also growing rapidly. People have created over 200 million broadcasts to date, and watch over 110 years of live video every day on iOS and Android. That doesn’t include views from Periscopes on the web or embedded in Tweets, another improvement we’ve introduced, which is driving significantly more video views and deeper engagement in the form of likes and Retweets. We also made a number of improvements to the app to make things faster and show you when people you know are in broadcasts. In addition, we’ve teamed up with GoPro to enable their cameras to broadcast directly to Periscope.

Creators and influencers

We want to be the best place for creators and influencers to build an audience. There are three things they need from us: reach, tools, and economics.

Few other services can touch as many people as ours — we have more than 800 million visitors on Twitter, and more than 1 billion monthly unique visitors to pages that syndicate Twitter content.1 Tweets can, and do, go everywhere. So can Vines, and now Periscope broadcasts in Tweets. This massive audience gives anyone with something to say, show, or stream a chance to connect with people anywhere in the world.

From a tools perspective, we’re working hard to unlock even more creativity. Video is a key tool here, and it’s growing rapidly. Among verified accounts on Twitter, we’ve seen a more than 20% increase in the number of videos posted quarter-over-quarter. Even though we started supporting GIFs long ago, enabling GIF search in Tweets and DMs has significantly increased the use of GIFs.

Economically, we are working to establish ourselves as the hub for how the next generation of creators make money online. We have over 28,000 individual creators (and growing) signed up on our Niche platform for online talent. Niche creators, in aggregate, made 111% more money in Q1 year-over-year.

Safety

People must feel safe in order to speak freely, and we made advancements here in product and partnerships. Just yesterday, we announced we’ve made it far simpler to report multiple Tweets relating to the same issue, something for which we’ve long had requests.

Earlier in Q1, we established our Trust and Safety Council, bringing together over 40 safety advocacy groups, community organizations, and researchers from around the world to give us advice and feedback on future product features and policies. When our Safety product team was finalizing plans for 2016, they sought input from this group about what they’d want to see prioritized and what they thought useful. We want this group’s membership to reflect many different viewpoints, so we’ll be expanding it slowly over time.

Developers

We crossed a huge developer milestone in April, with over 2 billion devices using Fabric-enabled apps every month. There are approximately 2.4 billion active devices running either iOS (1 billion) or Android OS (1.4 billion) in the world right now, so our developer offerings are present on the vast majority of devices. This is simply staggering growth in less than two years.

Why are we present on so many devices? Because we have great tools that work across the major platforms that get better over time. For instance, we launched “Velocity Alerts” for the Crashlytics kit on Fabric that notify a developer in real time when a crash begins to affect a non-trivial portion of their user base. Thanks to the Fabric apps we launched for iOS and Android in Q1, a developer doesn’t have to watch for emails about issues around the clock because we can push that information right to their phone with an alert. We’re also expanding into emerging platforms like Apple tvOS and Android Wear.

[1]	Please note that the 800 million people and more than 1 billion monthly unique visitors are not mutually exclusive.

Our developer team just wrapped up the domestic leg of their #HelloWorld tour, with five events in cities around the United States, and just kicked off the first of seven events outside the U.S. two weeks ago.

BUSINESS

As we’ve noted in the past, we have three main objectives for our ads business: building a rich canvas for marketers; driving marketer ROI with improved measurement, bidding, and relevance; and increasing scale by leveraging Twitter’s unique total audience. We believe these areas of focus will enable us to deliver value to advertisers of all sizes and capture large incremental budgets for both video and direct response ads over time. Here’s an update on each of these key priorities and how we’re executing against them.

Building a rich canvas for marketers

First, let’s start with video. We grew video spend in our most mature branded channels quarter-over-quarter, despite the usual seasonal decline of brand spend from Q4 to Q1.

Spending on video in Q1, however, largely replaced other legacy Promoted Tweet spend, as marketers traded up into higher performing video units from traditional Promoted Tweets. We’re hearing from marketers that growth in overall video spend on Twitter will be driven by tapping into incremental online video budgets, which in turn requires us to provide a set of additional features including more detailed demographic targeting and verification, and reach and frequency planning and purchasing. These features are in development and will launch in the fall as we bring our new NFL/Thursday Night Football ad opportunity to market.

Moving to the significant product launches around video in Q1. We’re continuing to see success after the launch of First View in Q1, which helps a marketer achieve significant audience reach with exclusive ownership of Twitter’s most valuable advertising real estate for a 24-hour period. When people first open the Twitter app or log in to twitter.com, the top ad slot in the timelines will be a Promoted Video from that brand. Since the launch in Q1, we’ve seen over 60 marketers in 17 countries use the product, including, 20th Century Fox, Audi, Jaguar/Land Rover, Universal Pictures, and Warner Brothers. Because of the demand for the product and the initial success in the U.S., we have rolled out First View to international markets including Canada, U.K, Japan, Brazil, France, Germany, and Australia.

Conversational video ads have been another strong addition to Twitter’s video toolkit for marketers. As a reminder, conversational video ads are something marketers can only find on Twitter. These ads make it simple for consumers to engage with and then easily share a brand’s campaign message with customizable call-to-action buttons that encourage consumer response. In fact, since we launched conversational video ads in Q4’15, our customers have seen a 34% earned media rate on average in campaigns using the tool.

Shifting to live video, we’re seeing marketers test the Promoted Video with Periscope functionality in incredibly inventive and engaging ways. For the Grammys, Target partnered with Gwen Stefani to bring fans a breathtaking live music video on TV and on Periscope. Separately, retailer JCPenney used Periscope and Twitter to promote their recent “Get Your Penney’s Worth” campaign. JCPenney partnered with Niche creators, Jessica Harlow and Sunny Mabrey, to entertain Periscope viewers, taking questions from consumers live and awarding lucky viewers e-gift cards from JCPenney.

We plan to expand the Promoted Video with Periscope alpha in Q2 and help more brands distribute Periscope broadcasts to a wider audience on Twitter.

As announced a few weeks ago, we expanded our three-year relationship with the NFL to include live-streaming of 10 Thursday Night Football games. In the deal, Twitter controls some of the video ads in the live stream, pre-game, and post-game content. The demand from the marketing community has been strong, and as a result, we expect to access new online video budgets. In fact, we already have a Fortune 50 advertiser committed to advertising in the live stream with many more expected in the coming months.

Another signal of our growing position as a premium video platform are the three renewed global agency holding company deals signed in the past month. All of these deals should increase spend for our growing video products.

ROI and measurement

We are also making progress with our direct response feature set that will enable us to capture incremental “always-on” budgets by delivering clear and measurable ROI to performance advertisers.

Let’s start with an update on dynamic product ads, which are powered by the TellApart technology. During our earnings call in February, we shared that the early tests and brands that participated in the beta saw a 2x lift in click-through-rates versus traditional Promoted Tweets. As we’ve increased the scale of the program, we’re continuing to see strong performance. Not only are we seeing sustained 2x lift in click-through-rates, but we’re also now seeing a 2x lift on conversions as well. Based on the positive performance in the beta on click-through-rates and conversions, we’re planning to open this product to a broader base of marketers in Q2 by making this functionality available through our Ads API partners. There is strong demand for this product for back-to-school and the Q4 holiday season, and the work today will help ensure marketers can utilize this product during their most important season.

More broadly, we are pleased to have a clear roadmap in place to fully integrate TellApart’s solutions into Twitter’s products for performance advertisers in the second half of the year. We have already integrated TellApart’s product, engineering, and business functions with their Twitter counterparts (which includes Twitter’s commerce group), forming teams that have our full commitment and the resources needed to deliver high-performing direct response solutions. Having achieved these integration milestones, we plan to retire the TellApart brand in the second half of the year.

Let’s shift to our integration with Google’s DoubleClick Campaign Manager (DCM). We’ve expanded the beta to include nearly a dozen clients across multiple countries, and have introduced new social attribution models to better understand the impact of Twitter ads across both desktop and mobile.

Our technical integration work also continues with DoubleClick Bid Manager (DBM) to allow DoubleClick advertising customers to buy Twitter ads through our Ads API alongside their programmatic ad spend. Engineering work should be complete and ready for alpha launch in Q3.

We also made a number of improvements to our conversion lift reporting tool in Q1, including giving advertisers the ability to receive reports directly within the Twitter Ads dashboard. We also introduced access to our own cross-device insights – which provide marketers with deeper analysis to help them understand the ROI their mobile campaigns are driving. For example, marketers can see how mobile-targeted campaigns are driving downstream conversions and the value associated with those conversions — even if those campaigns are not last-click actions for their customers. Marketers have long wondered about the role mobile plays in driving results — and the data from early tests demonstrates why mobile should be an important part of their marketing strategy. In fact, during the beta we saw that:

•	People who were exposed to ads driving website conversions on both mobile and desktop devices were 52% more likely to make purchases than people who were only exposed to ads on desktop.
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People who engaged with a marketer's app install or app re-engagement ads were 120% more likely to convert versus the control group. Even people who were only exposed to the ads were 15% more likely to convert.

We also recently introduced our universal website tag to all marketers globally. The universal website tag makes it easier for marketers to track website conversions and manage tailored audience campaigns. In the past, advertisers needed to implement new code every time they wanted to measure a new conversion event, or create a new audience segment. Now, with the universal website tag, marketers can install a single snippet of code to easily create and manage conversion events and tailored audiences without making any additional changes to tags on their website.

We’re also making progress with video measurement. In collaboration with Moat, we began testing a beta for Moat Analytics on video ads, which provides marketers the opportunity to leverage Moat’s measurement of ad inventory, a much requested feature by the advertiser community. Among the video impressions Moat has measured since late February 2016 on Twitter, Moat has detected 99.6% of them as being human, which is higher than their benchmarks for Direct (96.6%) and Programmatic (95.3%) video buys.

Additionally, we’ve been working with our partners at Nielsen to activate their Digital Ad Ratings (DAR) for our marketing partners. This will help marketers understand that their brand messages are reaching the right demographics to maximize return on investment. We anticipate this measurement capability will be available in the U.S. in Q2.

Leveraging Twitter’s total audience

We expanded our beta of logged-out ads on desktop globally in Q1, with mobile-web expected to come in Q2. We continue to be encouraged by the performance of Promoted Tweets in the logged-out experience. As an example, CPCs for website click campaigns are roughly equivalent between logged in and logged out, suggesting that advertisers see roughly equivalent value across the two audience segments. These results are positive, but we know we have a lot more work to do to increase logged-out impressions in order to continue to scale this offering.

We also have continued to scale the Twitter Audience Platform (TAP), as more direct response advertisers are turning to it to extend the reach of their campaigns. In Q2, we plan to make all direct response objectives and the mobile app promotion generally available to run across TAP. This will let performance marketers drive greater scale and performance for website clicks or conversions by extending their campaign to reach their targeted audience in the thousands of apps and websites consumers use everyday.

Success with TAP is proving that the significant scale and reach of our total audience delivers real value to advertisers and enables us to tap into incremental budgets. Our largest mobile app install advertisers are using campaigns running on both TAP and Twitter owned and operated (O&O) inventory to achieve scale and strong performance.

Making it easier to run campaigns on Twitter

We will continue to build tools that make it easier for marketers of any size to run effective campaigns on Twitter. As an example, in Q2 we will be focused on building out our external-facing planner that focuses on events. Because of this, we will be working on a tool to enable exploration around events so marketers can better understand the available audience opportunity.

Additionally, in Q1 we made our ad groups product for marketers generally available — making it easier for marketers to organize, optimize, and manage their campaigns. Ad groups give marketers better control of their budgets by providing ad spend allocation flexibility within a campaign and more control over campaign structure so they can spend through more efficiently. Marketers can now run many different audiences, creatives, and bidding types rolled up into one campaign. This provides advertisers with an even better understanding of which ad groups are performing well so they can control and tweak their promotion cycle without turning off a campaign.

Lastly, as we continue to make it easier to run campaigns on Twitter, we expect to see the total number of active advertisers increase. Total active advertisers were up significantly year-over-year in Q1. As is typical in the ad industry, we saw managed account activity down sequentially in Q1 due to seasonality. However, the number of active SMB advertisers was up sequentially, highlighting our strong commitment to growing the SMB specific vertical.

Q1’16 FINANCIAL AND OPERATIONAL DETAIL

Revenue

Total revenue reached $595 million for the quarter, an increase of 36% year-over-year. Using constant currency, total revenue growth would have been 39% year-over-year. Total revenue was at the low end of our forecasted range of $595 to $610 million due to slower than expected growth in brand advertising spend.

Total advertising revenue grew 37% year-over-year, or 39% on a constant currency basis. O&O advertising revenue grew 23% year-over-year. Non-O&O advertising revenue reached $63 million in the quarter, or 12% of total advertising revenue.

Year-over-year revenue growth from large brand advertisers was softer than expected, although brand advertising remains our largest overall contributor to revenue. Revenue growth from SMB advertisers was once again the fastest, as we continue to focus on increasing the number of active advertisers we serve.

Video was once again strong in the period, with revenue from video format ads on O&O sites nearly tripling year-over-year. Video continues to see rapid adoption by new customers, as well as improvements in ad format performance. While we continue to see great opportunity to refine our direct response ad formats, revenue from direct response and app install formats also performed well in the quarter, growing nearly 100% year-over-year on a combined basis. The strong performance here was driven by both increased adoption from new advertisers and increased average spend per advertiser. Strength in video, direct response, and app install ad formats was partially offset by softness in the legacy Promoted Tweet ad format, as larger advertisers continue to favor more high-performing and sophisticated ad formats.

Advertising Metrics

Total ad engagements grew 208% year-over-year, an acceleration in growth compared to Q4 2015, driven once again by the adoption of auto-play video, increases in ad load versus the prior year period, and improvements in click through rate in select ad formats. The average cost per ad engagement fell 56% year-over-year, again primarily due to the move to auto-play video. Cost per ad engagement for direct response and app install ad formats was up nicely year-over-year, as we have made noticeable improvements in targeting, measurement, and creative capabilities for those formats.

Costs & Adjusted EBITDA

Non-GAAP total expenses in Q1 grew 26% year-over-year to $490 million. The increase was driven by higher traffic acquisition costs from non-O&O advertising revenue, infrastructure costs, sales and marketing, and employee-related and overhead expenses. Traffic acquisition costs were 57% of non-O&O advertising revenue in the quarter, vs. 64% in Q1 2015 and 61% in Q4 2015. Stock based compensation expense was $151 million in the quarter, $9 million below the low end of our forecasted range of $160 to $170 million. This also marks the fourth consecutive quarter of absolute decline in stock based compensation expense. Adjusted EBITDA was $180 million in Q1, $20 million ahead of the high end of our guidance range of $150 to $160 million. Adjusted EBITDA margin on GAAP revenue was 30%, approximately 600 basis points better than that of Q1 2015 and 300 basis points better on a sequential basis. Total employees were approximately 3,800 at the end of the period, reflecting slower than expected hiring.

Balance Sheet

We ended the quarter with $3.6 billion in cash, cash equivalents and marketable securities. Free cash flow in the period was $99 million.

Audience

Total MAU was 310 million for the quarter, which compares favorably to the 305 million reported for Q4 2015. Growth was driven by both seasonality and marketing initiatives.

As a reminder, reported total MAU no longer includes SMS Fast Followers. We will continue to employ strategies to grow and monetize SMS Fast Followers and will include them in our total audience count, as we make those disclosures.

OUTLOOK

For Q2, we expect:

•	Revenue to be in the range of $590 to $610 million;
•	Adjusted EBITDA to be in the range of $145 to $155 million;
•	Stock-based compensation expense to be in the range of $165 to $175 million;
•	GAAP share count to be in the range of 700 to 705 million shares;
•	Non-GAAP share count to be in the range of 710 to 720 million shares.

For FY 2016, we expect:

•	Capital expenditures to be $300 to $425 million;
•	Adjusted EBITDA margin in the range of 25-27%.

Note that our outlook for Q2 and full year of 2016 reflects foreign exchange rates as of April 15, 2016.

APPENDIX

Webcast and Conference Call Details

Twitter will host a conference call and Periscope broadcast today, Tuesday, April 26, 2016, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss financial results. The company will be following the conversation about the earnings announcement on Twitter and Periscope. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR or submit your question via Periscope. To watch a live broadcast of earnings on Periscope, follow the @TwitterIR account. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @twitter and @TwitterIR as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Twitter, Inc.

Twitter (NYSE: TWTR) is a global platform for public self-expression and conversation in real time. By developing a fundamentally new way for people to consume, create, distribute, and discover content, Twitter enables any voice to echo around the world instantly and unfiltered. The service can be accessed at Twitter.com, on a variety of mobile devices, and via SMS. Available in more than 40 languages, Twitter reported 310 million monthly active users as of the quarter ended March 31, 2016. For more information, visit about.twitter.com or follow @twitter.

Forward Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, Twitter's strategies, product and business plans, the development of, investment in and demand for its products, product features and services, including video, expectations regarding the growth of its monthly active users and total audience, advertiser base and spending and ad engagements, Twitter's expectations regarding its revenue, adjusted EBITDA, stock-based compensation expense and GAAP and non-GAAP share count for the second quarter 2016 and regarding its capital expenditures and adjusted EBITDA margin for full year 2016. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenue excluding foreign exchange effect, advertising revenue excluding foreign exchange effect, adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin, non-GAAP diluted EPS and free cash flow. Twitter defines adjusted EBITDA as net loss adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expenses, net, provision (benefit) for income taxes, and restructuring charges; Twitter defines non-GAAP net income as net loss adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, the income tax effects related to acquisitions, and restructuring charges; and Twitter defines non-GAAP expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, and restructuring charges. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue. Free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through capital leases, less proceeds received from disposition of property and equipment).

Twitter uses the non-GAAP financial measures of adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS in evaluating its operating results and for financial and operational decision-making purposes. Twitter believes that adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS help identify underlying trends in its business that could otherwise be masked by the effect of the expenses that we exclude in adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS. Twitter also believes that adjusted EBITDA, non-GAAP net income, non-GAAP expenses, adjusted EBITDA margin and non-GAAP diluted EPS provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. In order to present revenue and advertising revenue excluding the impact of changes in foreign exchange rates for the quarter ended March 31, 2016 Twitter translated to applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the U.S. dollar, which Twitter believes is a useful metric that facilitates comparison to its historical performance. Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

Twitter is unable to provide a reconciliation of adjusted EBITDA to net loss for future periods as a result of the uncertainty regarding, and the potential variability of, depreciation and amortization expense, interest and other expenses, net and provision (benefit) for income taxes, that are expected to be incurred in the future.

CONTACTS

Investors: Dave Rivinus ir@twitter.com	Press: Jim Prosser jprosser@twitter.com

TWITTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$1,027,661	$911,471
Short-term investments	2,548,749	2,583,877
Accounts receivable, net	576,800	638,694
Prepaid expenses and other current assets	235,699	247,750
Total current assets	4,388,909	4,381,792
Property and equipment, net	746,713	735,299
Intangible assets	128,274	141,015
Goodwill	1,122,533	1,122,728
Other assets	89,739	61,605
Total assets	$6,476,168	$6,442,439
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$90,353	$134,081
Accrued and other current liabilities	250,720	283,792
Capital leases, short-term	81,692	88,166
Total current liabilities	422,765	506,039
Convertible notes	1,475,513	1,455,095
Capital leases, long-term	45,478	59,695
Deferred and other long-term tax liabilities, net	3,847	2,978
Other long-term liabilities	51,079	50,585
Total liabilities	1,998,682	2,074,392
Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	6,681,181	6,507,087
Accumulated other comprehensive loss	(30,490)	(45,566)
Accumulated deficit	(2,173,208)	(2,093,477)
Total stockholders’ equity	4,477,486	4,368,047
Total liabilities and stockholders’ equity	$6,476,168	$6,442,439

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenue	$594,521	$435,939
Costs and expenses
Cost of revenue	198,405	143,475
Research and development	155,794	189,746
Sales and marketing	236,171	183,557
General and administrative	63,267	65,777
Total costs and expenses	653,637	582,555
Loss from operations	(59,116)	(146,616)
Interest expense	(24,893)	(24,319)
Other income (expense), net	6,306	9,125
Loss before income taxes	(77,703)	(161,810)
Provision (benefit) for income taxes	2,028	632
Net loss	$(79,731)	$(162,442)
Net loss per share:
Basic and diluted	$(0.12)	$(0.25)
Weighted-average shares used to compute net loss per share:
Basic and diluted	691,564	640,464

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities
Net loss	$(79,731)	$(162,442)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	88,621	67,864
Stock-based compensation expense	150,916	182,805
Amortization of discount on convertible notes	18,370	16,638
Changes in bad debt provision	(158)	2,792
Deferred income tax	86	(1,942)
Other adjustments	6,605	(6,411)
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	65,756	(4,159)
Prepaid expenses and other assets	(12,819)	(2,640)
Accounts payable	(37,033)	(1,714)
Accrued and other liabilities	(37,849)	1,390
Net cash provided by operating activities	162,764	92,181
Cash flows from investing activities
Purchases of property and equipment	(59,148)	(67,735)
Purchases of marketable securities	(581,069)	(729,793)
Proceeds from maturities of marketable securities	595,586	712,405
Proceeds from sales of marketable securities	21,289	178,631
Changes in restricted cash	(76)	(3,362)
Business combinations, net of cash acquired	—	(28,927)
Other investing activities	(5,000)	(2,000)
Net cash provided by (used in) investing activities	(28,418)	59,219
Cash flows from financing activities
Taxes paid related to net share settlement of equity awards	(2,124)	(6,174)
Repayments of capital lease obligations	(24,917)	(33,546)
Proceeds from exercise of stock options	2,941	3,749
Other financing activities	21	—
Net cash used in financing activities	(24,079)	(35,971)
Net increase in cash and cash equivalents	110,267	115,429
Foreign exchange effect on cash and cash equivalents	5,923	(18,748)
Cash and cash equivalents at beginning of period	911,471	1,510,724
Cash and cash equivalents at end of period	$1,027,661	$1,607,405
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$—	$57,679
Equipment purchases under capital leases	$4,349	$4,821
Changes in accrued property and equipment purchases	$(1,309)	$12,360

TWITTER, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Non-GAAP net income and net income per share:
Net loss	$(79,731)	$(162,442)
Stock-based compensation expense	150,916	182,805
Amortization of acquired intangible assets	12,730	10,795
Non-cash interest expense related to convertible notes	18,370	16,638
Non-cash expense related to acquisitions	—	—
Income tax effects related to acquisitions	391	(1,288)
Restructuring charges	47	—
Non-GAAP net income	$102,723	$46,508
GAAP diluted shares	691,564	640,464
Dilutive equity awards (1)	10,433	47,127
Non-GAAP diluted shares	701,997	687,591
Non-GAAP diluted net income per share	$0.15	$0.07
Adjusted EBITDA:
Net loss	$(79,731)	$(162,442)
Stock-based compensation expense	150,916	182,805
Depreciation and amortization expense	88,621	67,864
Interest and other expense, net	18,587	15,194
Provision (benefit) for income taxes	2,028	632
Restructuring charges	47	—
Adjusted EBITDA	$180,468	$104,053
Stock-based compensation expense by function:
Cost of revenue	$7,968	$12,886
Research and development	75,579	103,036
Sales and marketing	46,101	42,658
General and administrative	21,268	24,225
Total stock-based compensation expense	$150,916	$182,805
Amortization of acquired intangible assets by function:
Cost of revenue	$7,944	$8,201
Research and development	64	64
Sales and marketing	4,722	2,530
General and administrative	—	—
Total amortization of acquired intangible assets	$12,730	$10,795
Restructuring charges by function:
Cost of revenue	$1	$—
Research and development	10	—
Sales and marketing	32	—
General and administrative	4	—
Total restructuring charges	$47	$—
Free cash flow:
Net cash provided by operating activities	$162,764	$92,181
Less: purchases of property and equipment	(59,148)	(67,735)
Less: equipment purchases under capital leases	(4,349)	(4,821)
Free cash flow	$99,267	$19,625

(1)

Gives effect to potential common stock instruments such as stock options, RSUs, unvested restricted stock and warrant. There is no dilutive effect of the notes nor the related hedge and warrant transactions.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended
	December 31,
	2016	2015
Revenue and advertising revenue excluding foreign exchange effect:
Revenue	$595	$436
Foreign exchange effect on 2016 revenue using 2015 rates	10
Revenue excluding foreign exchange effect	$605
Revenue year-over-year change percent	36%
Revenue excluding foreign exchange effect year-over-year change percent	39%

Advertising revenue	$531	$388
Foreign exchange effect on 2016 advertising revenue using 2015 rates	10
Advertising revenue excluding foreign exchange effect	$541
Advertising revenue year-over-year change percent	37%
Advertising revenue excluding foreign exchange effect year-over-year change percent	39%